Exhibit 99.1

Renewable Energy Group Reports Fourth Quarter
and Full Year 2017 Financial Results

Fourth Quarter 2017 Highlights:

•	Revenues of $577.3 million

•	152.8 million gallons of fuel sold

•	Net loss of $17.0 million or $0.44 per share

•	Adjusted net income of $78.2 million or $1.97 per share, inclusive of the impact of the retroactive reinstatement of the Biodiesel Mixture Excise Tax Credit ("BTC") for 2017

•	Adjusted EBITDA of $58.9 million, inclusive of the impact of the retroactive BTC for 2017

Full Year 2017 Highlights:

•	Revenues of $2.2 billion

•	586.7 million gallons of fuel sold

•	Net loss of $79.1 million or $2.04 per share

•	Adjusted net income of $206.8 million or $5.21 per share, inclusive of the impact of the retroactive BTC for 2017

•	Adjusted EBITDA of $230.2 million, inclusive of the impact of the retroactive BTC for 2017

•	BTC retroactively reinstated for 2017 on February 9, 2018

•	Record year for gallons produced and sold

Ames, IA, March 8, 2018 - Renewable Energy Group, Inc. (NASDAQ:REGI) (“REG” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2017.

On February 9, 2018, the Biodiesel Mixture Excise Tax Credit ("BTC") was retroactively reinstated for the 2017 calendar year, although because the reinstatement occurred after year-end, the net benefit of the reinstatement will be recognized in our GAAP financial statements for the quarter ending March 31, 2018. Because this credit relates to our 2017 operations, our presentation of Adjusted net income and Adjusted EBITDA for 2017 reflects the allocation of the net benefit of the reinstatement to each of the four quarters of 2017 based upon gallons sold in the quarter.

Revenues for the fourth quarter of 2017 were $577.3 million on 152.8 million gallons sold. Net loss was $17.0 million. Adjusted net income was $78.2 million and Adjusted EBITDA was $58.9 million. Total gallons sold decreased by 2% compared to the fourth quarter of 2016. See the tables below for the definitions of Adjusted net income and Adjusted EBITDA and reconciliation of each to net income determined in accordance with GAAP.

For the full year 2017, revenues were $2.2 billion on 586.7 million gallons sold. Net loss was $79.1 million, Adjusted net income was $206.8 million and Adjusted EBITDA was $230.2 million. For the full year 2017, REG sold 19.6 million more gallons and revenue increased by 6% compared to 2016. Adjusted net income increased by 313%, and Adjusted EBITDA increased by 125%, compared to 2016. The decrease in net income in 2017 is primarily attributed to the absence of the BTC and a $49.9 million impairment charge for property, plant and equipment, partially offset by higher margins from operations. The increase in Adjusted net income and Adjusted EBITDA is primarily attributable to the significant increase in renewable diesel gallons sold and higher margins from our biodiesel operations.

“We achieved a significant step change in our business performance with $230 million of Adjusted EBITDA. Revenues for the full year exceeded $2 billion and we set new records for Adjusted EBITDA as well as gallons produced and sold in a year,” said Randy Howard, REG President and Chief Executive Officer.

“Our 2017 Adjusted EBITDA demonstrated the capability of REG's business model to generate cash, reflecting our renewable diesel capacity and multi-feedstock strategy.  Our fleet ran at 90% of nameplate capacity last year, and the strong performance at our renewable diesel biorefinery at Geismar, Louisiana reinforces our commitment to that proven technology.”

Fourth Quarter 2017 Operating Highlights

REG sold 152.8 million total gallons of fuel, a decrease of 1.9% compared to the fourth quarter of 2016. Gallons sold in the quarter included 85.1 million gallons of domestic biodiesel, 18.1 million gallons of renewable diesel, 9.4 million gallons of biomass-based diesel purchased from third parties, 30.6 million gallons of petroleum-based diesel fuel and 9.6 million biodiesel gallons produced by our German operations.

REG produced 119.0 million gallons of biomass-based diesel during the quarter, a decrease of 11.1 million gallons from the fourth quarter of 2016. This reduced production was primarily due to downtime at our Ralston, Iowa facility related to an expansion project and downtime for repairs at our Madison, Wisconsin facility. The Company also utilized contract or toll manufacturing arrangements, which contributed 6.4 million gallons in the quarter.

Fourth Quarter 2017 Financial Results

All figures refer to the quarter ended December 31, 2017, unless otherwise noted. All comparisons are to the quarter ended December 31, 2016 unless otherwise noted.

Revenues increased $16.8 million to $577.3 million, driven by an increase in biomass-based diesel prices offset by the absence of the BTC and a 2% decrease in gallons sold. The average price per gallon sold (including RINs) for B100 was $3.21, an increase of 5.2% from the same period in 2016. The average price per gallon sold (including RINs) for B100 when factoring in the impact of the BTC would have been $3.67.

Gross profit was $20.0 million, compared to $81.9 million for the fourth quarter of 2016. Gross margin was 3%, compared to 15% in the fourth quarter of 2016. The decrease in gross profit was primarily due to the absence of the BTC for 2017.

Operating loss was $53.9 million compared to operating income of $32.2 million for the fourth quarter of 2016. Fourth quarter 2017 operating results were impacted by a $48.5 million non-cash impairment charge of property, plant and equipment, of which $44.6 million related to our partially completed biorefinery near New Orleans, Louisiana. We determined that the New Orleans facility is unlikely to be completed in the foreseeable future as a result of other strategic investment priorities, such as expansion of our renewable diesel production capacity at the Geismar biorefinery.

Net loss attributable to common stockholders was $17.0 million, or $0.44 per share on a fully diluted basis. This compares to net income of $20.2 million, or $0.51 per share on a fully diluted basis in the fourth quarter of 2016.

Adjusted net income was $78.2 million, or $1.97 per share on a fully diluted basis. This compares to Adjusted net income of $43.8 million, or $1.00 per share on a fully diluted basis in the fourth quarter of 2016.

Adjusted EBITDA was $58.9 million, a 2% decrease compared to fourth quarter 2016 Adjusted EBITDA of $60.3 million.

At December 31, 2017, REG had cash and cash equivalents, of $77.6 million, a decrease of 31% during the quarter. For the year, the Company's cash and cash equivalents decreased by $38.6 million primarily as a result of investments in property, plant and equipment, partially offset with cash generated from operations. At December 31, 2017, accounts receivable were $90.6 million, an increase of $2.9 million from September 30, 2017. Inventory was $135.5 million, an increase of $10.0 million during the quarter.

The table below summarizes REG’s results for Q4 2017:

REG Q4 2017 Results (dollars and gallons in thousands, except per gallon data)
	4Q-2017	4Q-2016	Y/Y Change
Total gallons sold	152,832	155,860	(2)%
ASP per gallon	$3.21	$3.05	5%
Total revenues	$577,264	$560,421	3%
Net income (loss) attributable to the Company	$(16,983)	$20,197	N/M
Adjusted net income attributable to the Company(1)	$78,249	$43,767	79%
Adjusted EBITDA (1)	$58,857	$60,274	(2)%

(1)
On February 9, 2018, the BTC was reinstated for the 2017 calendar year. The retroactive credit for 2017 resulted in a net benefit to us that will be recognized in our GAAP financial statements for the quarter ending March 31, 2018. However, because this credit relates to 2017 operating performance, our presentation of Adjusted net income and Adjusted EBITDA reflects the allocation of the net benefit of the reinstatement to each of the four quarters of 2017 based upon gallons sold in the quarter.

Full Year 2017 Results

All figures refer to the year ended December 31, 2017, unless otherwise noted. All comparisons are to the full year ended December 31, 2016 unless otherwise noted.

REG sold 586.7 million total gallons, an increase of 3.5% compared to 567.1 million gallons in 2016. Gallons sold in 2017 included 349.3 million gallons of domestic biodiesel, 62.9 million gallons of renewable diesel, 52.9 million gallons of biomass-based diesel purchased from third parties, 83.5 million gallons of petroleum-based diesel fuel and 38.1 million gallons produced by our German operations.

REG produced 453.7 million gallons of biomass-based diesel, compared to 445.5 million gallons in 2016. The growth in production primarily resulted from our Geismar renewable diesel facility running near capacity for the full year. The Company also utilized contract or toll manufacturing, which contributed 18.3 million gallons in 2017, compared to 23.4 million gallons in 2016.

Revenues were $2.2 billion, an increase of $117.0 million, or 6%, versus 2016 revenue of $2.0 billion. The increase was due to a 3% increase in gallons sold offset by the absence of the BTC during 2017 and a 3% decrease in average biomass-based diesel prices during 2017. The average B100 price per gallon (including RINs) sold by REG was $3.06, compared to $3.17 in 2016. The average B100 price per gallon (including RINs) sold when factoring in the impact of the BTC would have been $3.48.

Gross profit was $83.6 million, compared to $171.5 million in 2016. The decrease in gross profit was primarily due to the absence of the BTC in 2017, offset by improved margins as well as higher sales of separated RINs in 2017.

Operating loss was $73.8 million, compared to operating income of $47.2 million in 2016. Operating loss for 2017 was impacted by a $49.9 million non-cash impairment charge of property, plant and equipment.

Net loss attributable to common stockholders was $79.1 million or $2.04 per share on a fully diluted basis for 2017. This compares to a net income of $43.5 million or $1.06 per share on a fully diluted basis for 2016.

Adjusted net income was $206.8 million, or $5.21 per share on a fully diluted basis for 2017. This compares to Adjusted net income $50.0 million, or $1.20 per share on a fully diluted basis for 2016. Adjusted EBITDA was $230.2 million, compared to $102.1 million in 2016, resulting in Adjusted EBITDA margins of 11% and 5% for 2017 and 2016, respectively. The increase in Adjusted net income and Adjusted EBITDA is primarily attributable to the 101% increase in renewable diesel gallons sold and improved margins for our biodiesel and renewable diesel sales.

The table below summarizes the quarterly and year end results for 2017 and 2016:

REG Annual Results Summary (dollars and gallons in thousands, except per gallon data)
	1Q	2Q	3Q	4Q	Year
Gallons sold 2017	122,121	160,219	151,524	152,832	586,696
Gallons sold 2016	98,016	150,052	163,133	155,860	567,061
Y/Y Change	25%	7%	(7)%	(2)%	3%

ASP per gallon 2017	$2.94	$2.86	$3.21	$3.21	$3.06
ASP per gallon 2016	$2.92	$3.27	$3.14	$3.05	$3.17
Y/Y Change	1%	(13)%	2%	5%	(3)%

Total revenues 2017	$418,893	$535,103	$626,983	$577,264	$2,158,243
Total revenues 2016	$297,870	$558,301	$624,640	$560,421	$2,041,232
Y/Y Change	41%	(4)%	—%	3%	6%

Net loss attributable to the Company 2017	$(15,914)	$(34,809)	$(11,373)	$(16,983)	$(79,079)
Net income (loss) attributable to the Company 2016	$(6,918)	$7,606	$23,442	$20,197	$44,327
Y/Y Change	130%	N/M	N/M	N/M	N/M

Adjusted net income attributable to the Company 2017	$23,171	$63,957	$41,409	$78,249	$206,786
Adjusted net income (loss) attributable to the Company 2016	$(9,406)	$(4,780)	$20,457	$43,767	$50,038
Y/Y Change	N/M	N/M	102%	79%	313%

Adjusted EBITDA 2017	$37,332	$79,068	$54,965	$58,857	$230,222
Adjusted EBITDA 2016	$2,197	$8,052	$31,624	$60,274	$102,147
Y/Y Change	1,599%	882%	74%	(2)%	125%

Adjusted EBITDA margin 2017 (1)	9%	15%	9%	10%	11%
Adjusted EBITDA margin 2016 (1)	1%	1%	5%	11%	5%
(1)    Adjusted EBITDA margin represents Adjusted EBITDA divided by Total Revenues.

Reconciliation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share

The Company believes supplementing its consolidated financial statements presented in accordance with GAAP with non-GAAP measures provides investors with useful information regarding the Company's short-term and long-term trends. Adjusted net income (loss) and Adjusted diluted net income (loss) per common share are derived from GAAP results by excluding the non-cash impacts related to the change in the estimated fair value of the convertible debt conversion liability, change in fair value of contingent considerations, impairment of assets, and stock compensation, coupled with other items that we believe are not related to our core operating activities. The Company excludes these non-operating, non-cash impacts, as the Company believes they are not indicative of its core operating results or future performance.   Adjusted net income (loss), Adjusted diluted net income (loss) per common share and other non-GAAP financial measures used and presented by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

(In thousands, except per share amounts)	1Q-2017	2Q-2017	3Q-2017	4Q-2017	Year ended December 31, 2017	1Q-2016	2Q-2016	3Q-2016	4Q-2016	Year ended December 31, 2016
Net income (loss) attributable to the Company	$(15,914)	$(34,809)	$(11,373)	$(16,983)	$(79,079)	$(6,918)	$7,606	$23,442	$20,197	$44,327
Gain on involuntary conversion	—	—	(942)	(4,387)	(5,329)	(3,543)	(997)	(3,470)	(1,884)	(9,894)
Change in fair value of convertible debt conversion liability	172	32,546	(8,560)	(5,325)	18,833	—	(13,432)	(3,013)	3,400	(13,045)
Change in fair value of contingent considerations	589	(24)	1,433	486	2,484	(15)	3,571	1,124	3,224	7,904
Loss on the Geismar lease termination	—	3,967	—	—	3,967	—	—	—	—	—
Other (income) expense, net	320	(32)	(12)	742	1,018	88	(2,306)	314	(854)	(2,758)
Impairment of assets	—	1,341	—	48,532	49,873	—	—	—	17,893	17,893
Straight-line lease expense	(32)	(85)	(85)	(35)	(237)	(94)	(80)	(73)	(38)	(285)
Executive severance payment	—	—	2,420	991	3,411	—	—	—	—	—
Non-cash stock compensation	1,308	1,688	2,023	1,890	6,909	1,076	858	2,133	1,829	5,896
Biodiesel tax credit	36,728	59,365	56,505	52,338	204,936	—	—	—	—	—
Adjusted net income (loss) attributable to the Company	$23,171	$63,957	$41,409	$78,249	$206,786	$(9,406)	$(4,780)	$20,457	$43,767	$50,038

Net income (loss) per share attributable to common stockholders
Diluted	$(0.41)	$(0.90)	$(0.29)	$(0.44)	$(2.04)	$(0.14)	$0.18	$0.59	$0.51	$1.06

Adjusted net income (loss) per share attributable to common stockholders
Diluted	$0.59	$1.61	$1.04	$1.97	$5.21	$(0.21)	$(0.11)	$0.52	$1.00	$1.20

Adjusted EBITDA Reconciliation

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives.

The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) determined in accordance with GAAP for the applicable period:

(In thousands)					Year ended December 31,					Year ended December 31,
	1Q-2017	2Q-2017	3Q-2017	4Q-2017	2017	1Q-2016	2Q-2016	3Q-2016	4Q-2016	2016
Net income (loss)	$(15,914)	$(34,809)	$(11,373)	$(16,983)	$(79,079)	$(6,888)	$7,714	$23,505	$20,382	$44,713
Adjustments:
Interest expense	4,536	4,479	4,725	5,015	18,755	3,311	3,738	4,487	4,451	15,987
Income tax (benefit) expense	1,075	1,960	(115)	(33,410)	(30,490)	728	1,296	(1,203)	3,447	4,268
Depreciation	8,423	8,523	8,639	8,698	34,283	7,674	7,824	7,949	8,378	31,825
Amortization	127	149	307	305	888	(140)	(134)	(129)	46	(357)
EBITDA	(1,753)	(19,698)	2,183	(36,375)	(55,643)	4,685	20,438	34,609	36,704	96,436
Gain on involuntary conversion	—	—	(942)	(4,387)	(5,329)	(3,543)	(997)	(3,470)	(1,884)	(9,894)
Change in fair value of convertible debt conversion liability	172	32,546	(8,560)	(5,325)	18,833	—	(13,432)	(3,013)	3,400	(13,045)
Change in fair value of contingent consideration	589	(24)	1,433	486	2,484	(15)	3,571	1,124	3,224	7,904
Other income (expense), net	320	(32)	(12)	742	1,018	88	(2,306)	314	(854)	(2,758)
Impairment of assets (1)	—	1,341	—	48,532	49,873	—	—	—	17,893	17,893
Loss on the Geismar lease termination	—	3,967	—	—	3,967	—	—	—	—	—
Straight-line lease expense	(32)	(85)	(85)	(35)	(237)	(94)	(80)	(73)	(38)	(285)
Executive severance	—	—	2,420	991	3,411	—	—	—	—	—
Non-cash stock compensation	1,308	1,688	2,023	1,890	6,909	1,076	858	2,133	1,829	5,896
Biodiesel tax credit (2)	36,728	59,365	56,505	52,338	204,936	—	—	—	—	—
Adjusted EBITDA	$37,332	$79,068	$54,965	$58,857	$230,222	$2,197	$8,052	$31,624	$60,274	$102,147

(1)
Represents the impairment charge to write down the carrying value of certain assets, mostly attributed to the Company's New Orleans and Emporia facilities for the years ended December 31, 2017 and 2016, respectively, to remaining salvage values.

(2)
On February 9, 2018, the BTC was retroactively reinstated for the 2017 calendar year. The retroactive credit for 2017 resulted in a net benefit to us that will be recognized in our GAAP financial statements for the quarter ending March 31, 2018. However, because this credit relates to the 2017 operating performance, our presentation of Adjusted net income and Adjusted EBITDA reflects the allocation of the net benefit to each of the four quarters of 2017 based upon gallons sold in the quarter.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•Adjusted EBITDA does not reflect cash expenditures or the impact of certain cash clauses that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. (NASDAQ: REGI) is a leading provider of cleaner, lower carbon intensity products and services. We are an international producer of biomass-based diesel, a developer of renewable chemicals and are North America's largest producer of advanced biofuel. REG utilizes an integrated procurement, distribution, and logistics network to convert natural fats, oils, greases, and sugars into lower carbon intensity products. With 14 active biorefineries, a feedstock processing facility, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuel and chemicals.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding cash generation capabilities of our business and the potential reinstatement of the BTC. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to generate revenue from the sale of renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; whether our Geismar biorefinery will be able to produce renewable hydrocarbon diesel consistently or profitably; and other risks and uncertainties described from time to time in REG's quarterly report on Form 10-Q for the period ended September 30, 2017 and other periodic filings with the Securities and Exchange Commission.
All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	2017	2016	2015
REVENUES:
Biomass-based diesel sales	$1,787,308	$1,417,595	$954,742
Separated RIN sales	337,501	274,800	186,539
Biomass-based diesel government incentives	28,728	346,672	245,868
	2,153,537	2,039,067	1,387,149
Other revenues	4,706	2,165	195
	2,158,243	2,041,232	1,387,344
COSTS OF GOODS SOLD:
Biomass-based diesel	1,805,410	1,616,991	1,093,979
Separated RINs	264,765	250,809	182,688
Other costs of goods sold	4,487	1,916	134
	2,074,662	1,869,716	1,276,801
GROSS PROFIT	83,581	171,516	110,543
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	93,425	88,285	73,397
RESEARCH AND DEVELOPMENT EXPENSE	14,091	18,163	16,851
IMPAIRMENT OF PROPERTY, PLANT, AND EQUIPMENT	49,873	17,893	—
IMPAIRMENT OF GOODWILL	—	—	175,028
INCOME (LOSS) FROM OPERATIONS	(73,808)	47,175	(154,733)
OTHER INCOME (EXPENSE), NET	(35,761)	1,806	(5,678)
INCOME (LOSS) BEFORE INCOME TAXES	(109,569)	48,981	(160,411)
INCOME TAX BENEFIT (EXPENSE)	30,490	(4,268)	8,701
NET INCOME (LOSS)	(79,079)	44,713	(151,710)

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY'S COMMON STOCKHOLDERS	$(79,079)	$43,453	$(151,392)
Net income (loss) per share attributable to common stockholders:
Basic	$(2.04)	$1.06	$(3.44)
Diluted	$(2.04)	$1.06	$(3.44)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	38,731,015	40,897,549	43,958,803
Diluted	38,731,015	40,902,860	43,958,803

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED SUPPLEMENTAL QUARTERLY RESULTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
Revenues	$577,264	$560,421	$2,158,243	$2,041,232
Gross profit	20,049	81,920	83,581	171,516
Selling, general, and administrative expenses including research and development expense	25,379	31,864	107,516	106,448
Impairment of property, plant and equipment	48,532	17,893	49,873	17,893
Income (loss) from operations	(53,862)	32,163	(73,808)	47,175
Other income (expense), net	3,469	(6,343)	(35,761)	1,806
Net income (loss) attributable to the Company	(16,983)	20,197	(79,079)	44,327
Net income (loss) per share attributable to common stockholders - basic	(0.44)	0.51	(2.04)	1.06
Net income (loss) per share attributable to common stockholders - diluted	$(0.44)	$0.51	$(2.04)	$1.06

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2017 AND 2016 (IN THOUSANDS)
(UNAUDITED)

	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$77,627	$116,210
Accounts receivable, net	90,648	164,949
Inventories	135,547	145,408
Prepaid expenses and other assets	51,880	36,272
Total current assets	355,702	462,839
Property, plant and equipment, net	587,397	599,474
Goodwill	16,080	16,080
Intangible assets, net	27,127	29,470
Investments	12,250	12,110
Other assets	7,040	12,630
Restricted cash	—	4,000
TOTAL ASSETS	$1,005,596	$1,136,603
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$65,525	$52,844
Current maturities of long-term debt	13,397	15,402
Accounts payable	84,608	99,137
Accrued expenses and other liabilities	39,187	38,916
Deferred revenue	2,218	27,246
Total current liabilities	204,935	233,545
Unfavorable lease obligation	3,388	15,515
Deferred income taxes	8,192	20,279
Long-term contingent consideration for acquisitions	8,849	28,931
Convertible debt conversion liability	—	27,100
Long-term debt, net	208,536	196,203
Other liabilities	4,114	4,856
Total liabilities	438,014	526,429
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	567,582	610,174
TOTAL LIABILITIES AND EQUITY	$1,005,596	$1,136,603